Exhibit 99.6

Trinity Industries, Inc

Quarterly Conference Call
November 3, 2004

Comments of Jim S. Ivy, Senior Vice President and Chief Financial Officer

As John mentioned, we have filed our Form 10-Q for the quarter this morning and you will find more details there.

Revenues for the third quarter of 2004 grew 56% over the third quarter of 2003 as sales volume increased again in every business segment. Earnings per diluted share was at break-even compared to 2 cents for the same quarter last year. As Tim mentioned, steel and material cost increases continue to be a major issue for us. On a consolidated basis, continuing steel cost increases over costs anticipated at the beginning of the year negatively impacted earnings by approximately $19.5 million in the third quarter. We expect steel cost increases over costs anticipated at the beginning of the year to impact the fourth quarter by approximately $16 million, bringing the total impact on 2004 earnings to approximately $54 million. I will discuss the impact on individual business segments as I discuss each segment.

First, our Rail Group. North American railcar revenues grew 101% during the third quarter of 2004 compared to the third quarter of 2003. Shipments of new railcars grew to 4,150 cars compared to approximately 2,200 in the third quarter last year and approximately 3,200 in the 2nd quarter of 2004. Rail Group sales to the Leasing & Management Services Group were $34.3 million in the third quarter of 2004 with profits of $2.0 million compared to sales in the third quarter of 2003 of $63.6 million with profits of $4.9 million. These intercompany sales and profits are eliminated in consolidation. European rail revenues were down in the third quarter due to a plant shutdown for maintenance. Component revenues were flat year over year.

Steel cost increases for the third quarter in the Rail Group totaled approximately $17 million more than we expected at the beginning of the year bringing the year-to-date impact to $24 million. The 3rd quarter figure includes contract losses of $4.6 million related to railcars to be delivered in the 4th quarter of 2004 and during 2005. We expect steel cost increases during the fourth quarter to total $13 million more for the Rail Group than we anticipated at the beginning of the year.

Let me spend a few moments discussing our backlog and escalation clauses.

Of the 19,800 railcars in our North American backlog, approximately 71% of the units and 66% of the revenues are subject to escalation clauses intended to pass on steel cost increases. Some escalation clauses are more effective than others, however, depending upon several factors, including how steel mills and vendors pass on cost increases to us. Throughout the year, we have been fine-tuning these escalation clauses to pass on to our customers as much of our materials cost increase as possible.

At the beginning of the year, none of our contracts included escalation clauses. Each quarter, as we deliver railcars on older orders and add new orders with escalation clauses, our exposure to fixed sales price contracts diminishes. Around 25% of the railcar deliveries expected in the 4th quarter are under contracts with escalation clauses. Most of these contracts were negotiated individually with various customers earlier in the year when steel pricing first began increasing rapidly. Our Rail Group estimates that escalation clauses impacting billings in the 4th quarter will range from 100% effective to 50% effective in passing through material cost increases. On an overall basis for the 4th quarter, effectiveness is expected to be around 66%. We expect our effectiveness percentage to improve in each subsequent quarter. In the first quarter of 2005, for example, we expect effectiveness to be 75% and in the second quarter - 84%. Again, changing prices of specific materials may impact these percentages – up or down. We will report escalation clause effectiveness on a quarterly basis.

The price increases we have experienced have not only created some contract losses but have eroded margins in the backlog. Our North American backlog as of September 30, 2004 has an estimated sales value of approximately 1.3 billion. Of the $1.3 billion in revenues, $850 million is subject to escalation and $450 million is not subject to escalation. Because the older contracts without escalation will generally ship earlier, the gross profit margins to be realized are lower in the 4th quarter of 2004 and will increase with each succeeding quarter. By the end of June 2005 we will only have approximately 450 railcars (or, approximately $55 million in revenue) yet to be delivered that are not subject to escalation. The orders we received during the 3rd quarter of 2004 have an estimated gross profit margin approximately double that of the overall backlog. These estimates are based on current steel costs, include improved pricing and are also subject to escalation.
The point of what I have been saying regarding margin in the backlog, contracts with escalation clauses, and the effectiveness of the escalation clauses is that all these factors are all moving in the right direction.
In our Construction Products Group this quarter, revenues were up year-over-year due to volume and pricing in our fittings and highway safety businesses and recent acquisitions in the concrete business. Operating profit followed revenues and was also impacted by efficiencies resulting from the increased volumes.

Our Inland Barge Group was adversely affected by steel cost increases of $2.5 million and barge litigation costs of $1.0 million. The total estimated impact of steel price increases during 2004 on barge profitability is approximately $20 million, of which $4.1 million was recorded in the fourth quarter of 2003. Approximately $3 million of the expected steel cost increases will be recognized in the 4th quarter of 2004, resulting in lower margins on those contracts.

Revenues in the Leasing & Management Services Group in the third quarter of 2004 were up $6.6 million due to growth in the size of the lease fleet and improved utilization of the fleet as Steve mentioned. Because the sale/leaseback transaction Steve and John have already discussed affects the comparability of our leasing operations at the operating profit line, we have added a comparative disclosure to our Form 10-Q which presents a non-GAAP measure we call EBITDAR. EBITDAR can be calculated by adding back depreciation and railcar lease expense to operating profit. EBITDAR represents the results of leasing and management operations on a consistent basis for the railcars leased out to third parties whether the cars are on or off balance sheet.

On a consolidated basis, SE&A expenses have increased in total amount but have declined to 7.7% of revenues from 10.8% of revenues in the third quarter of 2003. Interest expense is up in connection with the $300 million bond offering in March 2004. Interest income of $8.1 million was earned in prior periods in connection with a deposit with a steel supplier, but was not recognized as income until collected because the supplier was operating under Chapter 11 equivalent court protection. Investment in working capital grew primarily due to increasing sales and production volumes as well as increased steel and material costs. While the inventory and accounts receivable totals are up, as you would expect when top line revenues are growing, the turnover rates are improved for accounts receivable and slightly deteriorated for inventory due, in part, to inventory cost increases.
Steel and materials cost and availability will continue to be issues. Including the estimate of steel cost increases affecting the 4th quarter that I mentioned previously of $16 million, our expectation for 4th quarter earnings per share is a range of from a 10-cent loss to a 5-cent profit per share.
While we are not providing guidance regarding any period in 2005, the first quarter, which is a seasonally down quarter for the Construction Products Group, is expected to have about $125 million of North American railcar revenues not subject to escalation so exposure to cost increases which can not be passed through continues into that quarter. In the second quarter of 2005, railcar revenues not subject to escalation drops to an estimated $30 million.